Registration Statement No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                      SHENANDOAH TELECOMMUNICATIONS COMPANY
             (Exact name of Registrant as specified in its Charter)

            Virginia                                     54-1162807
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                    500 Shentel Way, Edinburg, Virginia 22824
           (Address of principal executive office, including zip code)

                       2005 SHENANDOAH TELECOMMUNICATIONS
                          COMPANY STOCK INCENTIVE PLAN
                            (Full title of the Plan)

                               Jonathan R Spencer
                          General Counsel and Secretary
                    500 Shentel Way, Edinburg, Virginia 22824
                                 (540) 984-4141
 (Name, address and telephone number including, area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                                 Proposed Maximum
                             Amount to be        Offering Price Per      Aggregate Offering
    Title of Securities      Registered (1)      Share (2)               Price (2)                 Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value   480,000             $44.36                  $21,292,800               $2,506.16
per share
--------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(b) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares as may be offered or issued as a result of the anti-dilution provisions of the 2005 Shenandoah Telecommunications Company Stock Incentive Plan.

(2) Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices per share of the common stock of Shenandoah Telecommunications Company, no par value, on August 5, 2005, as reported on the NASDAQ National Market.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the "Note" to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents, which have been filed by the Company with the Commission, are incorporated by reference in this Registration Statement, as of their respective dates:

      (a) Annual Report of the Company on Form 10-K for the year ended December 31, 2004;

      (b) Quarterly Reports of the Registrant on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005

      (c) The description of our common stock contained in the Registration Statement on Form S-3D (File No. 333-74297), including any amendments or reports filed for the purpose of updating such description.

      All documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective filing dates of such documents or reports.

      Any statement contained in a document or report incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document or report which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

      To the extent that any proxy statement is incorporated herein by reference, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4. Description of Securities.

      The Company's common stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

      Certain legal matters with respect to the validity of the shares of Common stock offered pursuant to this Registration Statement are being passed upon for the Registrant by Jonathan R. Spencer, general counsel to the Registrant.

Item 6. Indemnification of Directors and Officers.

      The Virginia Stock Corporation Act permits, and the registrant's Articles of Incorporation require, indemnification of the registrant's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Company's Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law.

      In addition, the Company carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. Section 13.1-692.1 of the Virginia Stock Corporation Act presently permits the elimination of liability for damages of directors and officers in any proceeding brought by or in the right of the Company or brought by or on behalf of stockholders of the Company, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security.

      The Company's Articles of Incorporation eliminate liability for damages of its directors or officers, as permitted in Section 13.1-692.1, except for liability resulting from any such person having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 to -704 of the Virginia Stock Corporation Act are hereby incorporated by reference herein.

      The indemnification provisions contained in the Company's Articles of Incorporation, and Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

Exhibit
Number      Description
-------     --------------------------------------------------------------------

5.1 Opinion of Jonathan R. Spencer Esq. regarding the legality of the securities being registered

10.1        2005 Shenandoah Telecommunications Stock Incentive Plan

23.1        Consent of KPMG LLP

23.2        Consent of Jonathan Spencer. (included as part of Exhibit 5.1)

24.1        Powers of Attorney

Item 9. Undertakings

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

                  provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement related to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edinburg, Commonwealth of Virginia, on this 9th day of August 2005.

                                 SHENANDOAH TELECOMMUNICATIONS COMPANY
                                 (Registrant)


                                  By: /s/ Christopher E. French
                                      __________________________________
                                      Christopher E. French
                                      President and Director

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 9th day of August 2005.

/s/ CHRISTOPHER E. FRENCH                 President & Chief Executive Officer,
-------------------------------           Director (Principal Executive Officer)
Christopher E. French

/s/ EARLE A. MACKENZIE                    Executive Vice President & Treasurer
-------------------------------           (Principal Financial Officer and
Earle A. MacKenzie                        Principal Accounting Officer)

/s/ DOUGLAS C. ARTHUR                              Director
-------------------------------
Douglas C. Arthur

/s/ NOEL M. BORDEN                                 Director
-------------------------------
Noel M. Borden

/s/ KEN L BURCH                                    Director
-------------------------------
Ken L. Burch

/S/ TRACY FITZSIMMONS                              Director
-------------------------------
Tracy Fitzsimmons

/s/ GROVER M. HOLLER                               Director
-------------------------------
Grover M. Holler, Jr.

/S/ DALE S. LAM                                    Director
-------------------------------
Dale S. Lam

/S/ WILLIAM A. TRUBAN, JR.                         Director
-------------------------------
William A. Truban, Jr.

/s/ JAMES E. ZERKEL II                             Director
-------------------------------
James E. Zerkel II

                                  EXHIBIT INDEX

Exhibit
Number      Description
---------   --------------------------------------------------------------------

5.1 Opinion of Jonathan R. Spencer Esq.. regarding the legality of the securities being registered

10.1 2005 Shenandoah Telecommunications Stock Incentive Plan (Amended and Restated as of May 17, 2004)

23.1        Consent of KPMG LLP

23.2        Consent of Jonathan R. Spencer (included as part of Exhibit 5.1)

24.1        Powers of Attorney